ICTV Brands, Inc. Announces Definitive Agreement to Sell ClearTouch® for $2.25 million

●	Therma Bright Inc. agreed to acquire certain assets relating to the ClearTouch® nail and skin phototherapy devices
●	Sale price of $2.25 million
●	ICTV enters into a service agreement with Therma Bright to continue to market and sell ClearTouch post-closing
●	Closing expected on or before April 1, 2018

Wayne, PA — (Marketwired) – March 12, 2018 – ICTV Brands, Inc. (OTCQX: ICTV), (CSE: ITV), a digitally focused, direct response marketing and branding company focused on the health, wellness and beauty sector, today announced the signing of an asset purchase agreement with Therma Bright Inc., a British Columbia corporation, to sell certain assets relating to the ClearTouch® nail phototherapy device and no!no! skin phototherapy device, excluding any rights to the trademark or name “no!no!®” or “no!no!SKIN®,” for a purchase price of $2,250,000.

The purchase price to be paid by Therma Bright is payable as follows: (i) $750,000 in cash, subject to certain adjustments, on the closing date; (ii) $500,000 in cash, payable on or before December 31, 2018; (iii) $500,000 in cash, payable on or before December 31, 2019; and (iv) $500,000 in cash, payable on or before December 31, 2020. Therma Bright also has the right to prepay the purchase price in full on or before June 30, 2019 and receive a $200,000 reduction of the purchase price. In order to guarantee the future payments, Therma Bright granted ICTV a security interest on the US patent and trademark on the assets being sold.

The ClearTouch® and no!no!SKIN® assets were acquired by ICTV on January 23, 2017 as part of the acquisition of our no!no! hair brand. Since the acquisition, ICTV has been required to maintain medical device certifications for ClearTouch and no!no!SKIN® in the United States and other territories. None of the other beauty devices, such as DermaWand® and no!no!® hair, require such certifications as they are classified as cosmetic devices. By selling these assets, ICTV will be able to reduce overhead costs that were required to maintain such certifications.

In addition to the asset purchase agreement, ICTV entered into a sales representative agreement with Therma Bright, whereby ICTV will provide sales, promotion and marketing, and after-sale services for the acquired assets. ICTV will be paid 10% of net collected sales of the ClearTouch® nail phototherapy device and no!no! skin phototherapy device sold under trademarks other than the no!no!®” or “no!no!SKIN®, and 50% of net collected sales of no!no! skin phototherapy device sold under any of the no!no! ICTV registered trademarks. The term of the sales representative agreement is twelve months, which will automatically renew for successive one-year periods unless terminated in accordance with the terms therein.

Richard Ransom, President of ICTV Brands, stated, “I am very pleased to announce the sale of the ClearTouch® assets to Therma Bright. The ClearTouch® assets that were acquired with our no!no! ® brand do not fit into the cosmetic beauty device portfolio that ICTV is building. The opportunity to monetize these assets provides capital to further grow our other core brands. Our team is also very excited to be able to utilize the power of our global consumer products platform by offering the service of marketing and selling ClearTouch® on Therma Bright’s behalf around the world.”

ICTV Brands, Inc.

ICTV Brands, Inc. sells primarily health, beauty and wellness products as well as various consumer products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through, including direct response television, or DRTV, digital marketing campaigns, live home shopping, traditional retail and e-commerce market places, and our international third party distributor network. Its products are sold in the North America and are available in over 65 countries. Its products include DermaWand®a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives® brand of acne treatment and skin cleansing products, and Derma Brilliance, a sonic exfoliation skin care system which helps reduce visible signs of aging, Jidue®, a facial massager device which helps alleviate stress, and Good Planet Super Solution®, a multi-use cleaning agent. On January 23, 2017, we acquired several new brands, no!no! ® Hair, a home use hair removal device; no!no!® Skin, a home use device that uses light and heat to calm inflammation and kill bacteria in pores to treat acne; no!no! ® Face Trainer, a home use mask that supports a series of facial exercises; no!no!® Glow, a home use device that uses light and heat energy to treat skin; Made Ya Look, a heated eyelash curler; no!no! ® Smooth Skin Care, an array of skin care products developed to work with the devices to improve the treated skin; Kyrobak, a home use device for the treatment of non-specific lower back pain; ClearTouch ®, a home use device for the safe and efficient treatment of nail fungus; and Ermis Labs acne treatment cleansing bars. ICTV Brands, Inc. was founded in 1998 and is headquartered in Wayne, Pennsylvania. For more information on our current initiatives, please visit www.ictvbrands.com.

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information:

Rich Ransom

ransom@ictvbrands.com

484-598-2313

Ernest P. Kollias, Jr.

kollias@ictvbrands.com

484-598-2300, x318